Exhibit 99.1

Federal Home Loan Bank of San Francisco Announces Results of Arizona Member Director Election

SAN FRANCISCO, August 10, 2018-The Federal Home Loan Bank of San Francisco today announced that incumbent member director Brian M. Riley has been declared re-elected to a new four-year term on the Bank’s board beginning January 1, 2019, and ending December 31, 2022.

Mr. Riley is the President and Chief Executive Officer of Mohave State Bank, Lake Havasu City, Arizona. He currently holds the member director position designated for the state of Arizona and serves as the Board’s Vice Chair. He was the only nominee for the Arizona member director position for the 2018 director elections and has been declared re-elected under Federal Housing Finance Agency regulations.

Federal Home Loan Bank of San Francisco
The Federal Home Loan Bank of San Francisco delivers low-cost funding and other services that help member financial institutions make home mortgage loans to people of all income levels and provide credit that supports neighborhoods and communities. The Bank also funds community investment programs that help members create affordable housing and promote community economic development. The Bank’s members are headquartered in Arizona, California, and Nevada and include commercial banks, credit unions, industrial loan companies, savings institutions, insurance companies, and community development financial institutions.

Contact:
Mary Long, (415) 616-2556
longm@fhlbsf.com